Exhibit 3.02

Debenture No.:                                     $____________________________

THIS DEBENTURE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. IT MAY NOT BE SOLD OR OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS DEBENTURE UNDER SAID ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED TO EFFECTUATE SUCH TRANSACTION OR UNLESS PURSUANT TO RULE 144. CERTAIN RIGHTS OF THE HOLDER OF THIS DEBENTURE, INCLUDING WITH RESPECT TO VOLUNTARY AND AUTOMATIC CONVERSION, TRANSFER, EVENTS OF DEFAULT AND REMEDIES, ARE GOVERNED BY A DEBENTURE PURCHASE AGREEMENT, DATED AS OF __________________, 1999.

                 12% CONVERTIBLE SUBORDINATED DEBENTURE DUE 2002

         1. Principal. ID Technologies Corporation ("Company"), a North Carolina corporation, promises to pay to ________________ ("Debentureholder"), or registered and permitted assigns, the principal sum of ____________________ Dollars ($______________) on _________________,2002.

         2. Interest. The Company promises to pay interest on the principal amount of this Debenture at the rate per annum shown above compounded monthly. The Company will pay interest annually on ______________ of each year, unless the Debentureholder provides written notice 10 days prior to the payment date of the interest to the Company that the Debentureholder elects that the interest continue to accrue and that the Company pay such interest at a later date, which shall in no case be later than the Maturity Date. Such accrued interest shall be compounded. Interest on the Debentures will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of initial issue. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

         3. Method of Payment. Except as provided in paragraph 2, the Company will pay interest on this Debenture (except defaulted interest) to the person who is the registered holder of the Debenture at the close of business on the first day of the month of the next interest payment date. Debentureholder must surrender this Debenture to the Company to collect principal payments. The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. The Company may pay principal and interest by check payable in such money. It may mail an interest check to a holder's registered address.

         4. Debenture Purchase Agreement. The Company issues this Debenture pursuant to the Debenture Purchase Agreement between the Company and each holder of a Debenture, including the holder of this Debenture (the "Agreement"). The terms of this Debenture include those stated in the Agreement. All capitalized terms not otherwise defined herein shall have the definition ascribed to them in the Agreement. This Debenture is part of an authorized total issue of up to $1,000,000 principal amount.

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         5. Conversion. Debentureholder may convert this Debenture and/or the accrued and unpaid interest on this Debenture into Common Stock of the Company as provided in Section 6 of the Agreement.

         To convert a Debenture or the accrued and unpaid interest thereon a holder must (1) complete and sign the conversion notice at the end of this Debenture, (2) surrender this Debenture to the Company, (3) furnish appropriate endorsements and transfer documents if required by the Company, and (4) pay any transfer or similar tax if required.

         6. Subordination. The Debentures are subordinated to Senior Debt. To the extent provided in the Agreement, Senior Debt must be paid. The Company agrees, and each Debentureholder by accepting a Debenture agrees, to such subordination and authorizes the Company to give it effect. The Company is not limited from incurring any Debt, whether Senior or otherwise.

         7. Denominations, Transfers. The Debentures are in registered form without coupons in whole multiples of $5,000. The Company may require a holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law as a condition to the transfer of the Debentures.

         8. Defaults and Remedies. If an Event of Default occurs and is continuing, the holders of the Debentures may exercise their remedies as set forth in Section 5 of the Agreement. Debentureholders may not enforce the Agreement or the Debentures except as provided in the Agreement.

         9. No Recourse Against Others. A director, officer, employee or stockholder, as such, of the Company, shall not have any liability for any obligations of the Company under the Debentures or the Agreement or any claim based on, in respect of or by reason of such obligations or their creation. Each Debentureholder by accepting a Debenture waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Debentures.

                                         ID TECHNOLOGIES CORPORATION



                                         By: __________________________________

                                         Title: _______________________________


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                                 ASSIGNMENT FORM


To assign this Debenture, fill in the form below.

I or we assign this Debenture to:


___________________________________________________

___________________________________________________
(Insert Assignee's Social Security or Tax I.D. no.)


___________________________________________________

___________________________________________________

___________________________________________________
(Insert Assignee's Name, Address and Zip Code)


and irrevocably appoint:

___________________________________________________


agent to transfer this Debenture on the books of the Company.
The agent may substitute another to act for him.